UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Two Rivers Water & Farming Company
(Exact name of registrant in our charter)

Colorado	0100	13-4228144
(State or Other Jurisdiction of Incorporation or Organization)	(SIC Code)	(I.R.S. Employer Identification Number)
2000 South Colorado Boulevard, Tower 1, Suite 3100
Denver, Colorado  80222
(Address of Principal Executive Offices including Zip Code)
303-222-1000
(Issuer's Telephone Number)

COPIES OF ALL COMMUNICATIONS TO:

Wayne Harding, CFO
Two Rivers Water & Farming Company
2000 South Colorado Blvd., Tower 1, Suite 3100
Denver, CO 80222
 Tel: 303-222-1000/Fax: 303-845-9400

SEC File No. 333-176932

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer 	Accelerated Filer 
Non-accelerated filer 	Smaller Reporting Company [x]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate Offering price(2)	Amount of registration fees
Common Stock, $0.001 par value per share	7,700,000	$3.00	$7,740,000	$1,055.73

(1)	Exercise price for the common shares underlying warrants.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Page ii

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 13, 2013

______________

PROSPECTUS
_______________

[Missing Graphic Reference]

Two Rivers Water & Farming Company
(“Two Rivers” or the “Company”)
Common Stock, Par Value $.001 Per Share

7,700,000 shares of common stock of the Company including:
•	2,500,000 underlying Warrants to purchase one share of common stock at $3.00 per share
•	5,000,000 underlying the Series A Convertible Preferred Stock issued by subsidiary Dionisio Farms & Produce, Inc.
•	200,000 underlying Warrants to purchase one share of common stock at $1.20 per share

We are registering 7,700,000 shares of the common stock of the Company.  Of these shares, 2,500,000 may be issued upon the exercise of our outstanding Class D Warrants at a purchase price of $3.00 per share (“the Class D Warrants”), and 5,000,000 may be issued upon the conversion of the Series A Convertible Preferred Stock issued by our subsidiary Dionisio Farms & Produce, Inc. (the “Preferred Stock”).  The Class D Warrants and the Preferred Stock are components of a Unit offered to investors in a private placement of securities of subsidiary Dionisio Farms & Produce, Inc. (“DFP”).   The remaining 200,000 shares will be issued upon the exercise of Warrants granted to a financial advisor in 2012 at a purchase price of $1.20 per share (the “Advisor Warrants”).

If all the Class D Warrants and Advisor Warrants (collectively the “Warrants”) are exercised, we will receive proceeds of $7,740,000.  There is no minimum number of Warrants that must be exercised and there is no provision for escrowing any funds pending a minimum number of Warrants being exercised.  All funds paid to exercise any Warrants will be deposited directly into our operating account.  We will not receive any proceeds from the sale of the common stock underlying the Warrants.   The solicitation of the exercise of our Warrants is being handled by us.

The Preferred Stock is convertible into two shares of the common stock of the Company.  The common stock issuable from conversions of the Preferred Stock shall be hereinafter called “Conversion Shares”.  The Company’s common shares trade on the OTC QB exchange under the symbol "TURV" and on February 11, 2013 last traded at the price of $1.30 per share.

We cannot estimate the number of Warrants, which may be exercised, if any, nor therefore the gross or net proceeds of the Warrants offering which we might receive.  Similarly, we cannot estimate the number of shares of Preferred Stock (the “Preferred Shares”) that may be converted into Conversion Shares, if any.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  WE URGE YOU TO CAREFULLY READ THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROPSECTUS AND ALL OTHER INFORMATION INCLUDED OR INCORPORATED HEREIN BY REFERENCE IN THIS PROSPECTUS IN ITS ENTIRETY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 13, 2013

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Page iii

TABLE OF CONTENTS

TOPIC                      Page

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Page iv

Dealer Prospectus Delivery Obligation

Until March 10, 2013 (the 25th day after the date of this prospectus), all dealers that affect transactions in these securities, whether were not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The principal executive offices of two Rivers water company are located at 2000 S. Colorado Blvd., Tower 1, Suite 3100, Denver, CO 80222 and the telephone number at this address is 303-222-1000. Our website address is www.2riverswater.com. Information on, or assessable through, our website is not part of, and will not be deemed to be incorporated into, this prospectus or the registration statement of which this prospectus forms a part. Investors should not rely on any such information in deciding whether to purchase our common stock.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Page v

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and the financial data and related notes included elsewhere in this prospectus, before making a decision to invest in our common stock.

Unless the context requires otherwise, references in this document to “Two Rivers Water & Farming Company,” “Two Rivers,” “We,” “Our,” “Us” or the “Company” is to Two Rivers Water & Farming Company and its subsidiaries.

About Our Company

 Two Rivers Water & Farming Company acquires and develops agricultural assets (both land and associated water rights and facilities) to create a profitable, synergistic relationship between crop production and other water uses in the arid western regions of the United States.  To this end, the Company acquires and develops high yield irrigated farmland and associated water rights and infrastructure in the watershed of the Huerfano and Cucharas Rivers in Southeastern Colorado.  This combined watershed encompasses approximately 1,860 square miles and extends from the eastern crest of the Continental Divide in the Spanish Peaks and Sangre de Christo Mountains to the Huerfano River’s confluence with the Arkansas River, just downstream of Pueblo, Colorado. The elevations in the watershed thus begin at more than 14,000 feet above sea level to approximately 4,500 feet at the confluence.  As noted, the Huerfano and Cucharas Rivers are tributaries of the Arkansas River, which, in turn, is a tributary of the Mississippi River.   The Arkansas River basin is subject to legal administration under the 1948 compact between Colorado and Kansas.

In acquiring land and water assets in the Huerfano/Cucharas watershed, the Company plans to create an integrated system in which our farming assets and water assets work in synergy.  Our primary focus is the profitable production of annual crops.  As we build our agriculture business, we also acquire agriculture water rights.  In times of municipal need, we can deploy rotational farm fallowing and other conservation methods so as to reduce the need for irrigation water and thereby make surplus water available to support water users along Colorado’s Front Range.  Thus, our secondary focus is to integrate our water system with urban water delivery systems serving the Front Range.

Recent Developments

In addition to buying farmland in the Huerfano and Cucharas combined watershed, the Parent began to buy farmland irrigated by the Bessemer Ditch and has been in consistent production for many years.  In 2012, the Parent acquired Dionisio Produce and Farms, LLC, a farm that has been consistently producing for over 60 years and operated by multiple generations of the Dionisio family.  This acquisition was accomplished in two phases.  The first phase occurred in June 2012 and included farmland irrigated by the Bessemer Ditch and the BIDC shares.  The second phase occurred in October 2021 and includes the produce wholesaling business and equipment.  During the 2012 growing season, Two Rivers farmed 385 acres under the Bessemer Ditch and sold the produce (plus a limited amount of production from third-party farming operations in its vicinity) to customers including Taylor Foods, Walmart and Kroger.  Based on production and sales through the October 2012, the Company projects that it will generate gross sales of approximately $900,000 to $1,000,000 from the 2012 growing season, primarily from the farms irrigated by the Bessemer Ditch.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

The acquisition of the Dionisio produce wholesaling business is a significant addition to our business.  Dionisio Produce has been successfully operating in Pueblo for over 60 years and has formed trusted relationships with local growers, suppliers and customers.  The Company purchased or assumed all of Dionisio Produce’s equipment, inventory, and sales contracts.  In addition, three generations of the Dionisio family will be brought into the Company as employees.  With this acquisition the Company is advancing its business plan by adding the years of experience and relationships that Dionisio Produce has spent three generations building.

Name Change

The Company is in the process of changing the name of the Company to “Two Rivers Water & Farming Company.”

About The Offering

On August 11, 2012, Two Rivers formed Dionisio Farms & Produce, Inc. (“DFP”) to hold the recently purchased Dionisio assets and to acquire and operate existing farms irrigated from the Bessemer Ditch in Pueblo County, Colorado.  DFP conducted a private placement offering up to 2,500,000 Units (the “Offering”).  Each Unit consists of one share (collectively, the “Preferred Shares”) of Series A Convertible Preferred Stock of DFP (“Series A”), and a warrant to purchase one share of the common stock, $0.001 par value, of the Company at $3.00 (the “Class D Warrant”).    The price of a Unit is $2.00.   Each share of Preferred Shares can be converted into two (2) shares of common stock of the Company.  The Class D Warrant may be exercised on or before November 1, 2017.  As part of the Offering, the Company agreed to register with the SEC all common shares of the Company that could be issuable due to any conversions of the Preferred Shares or exercises of the Class D Warrants.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

RISK FACTORS

Risk Factors Related to Forward Looking Statements

           Statements made in this filing may not be historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company believes that, in making any such statement, our expectations are based on reasonable assumptions; however, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

When used in this prospectus, the words "anticipates," "believes," "expects," "intends," "plans," "estimates," and similar expressions, as they relate to Two Rivers, DFP, or the management of the Company or DFP, are intended to identify such forward looking statements.  Forward-looking statements made in this prospectus speak only as of today’s date.  The Company and DFP expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Company’s securities are highly speculative and should be purchased only by persons who can afford to lose their entire investment.  Readers should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, in relation to the shares of the Company’s common stock.

Company Risk Factors

Two Rivers can give no assurance of success or profitability to investors.

There is no assurance that the Company will operate profitably. There is no assurance that the Company will generate revenues or profits, or that the market price of its common stock will be increased thereby.  During the year ended December 31, 2011, the Company incurred a net loss of $6,198,000, and during the year ended December 31, 2010, the Company recognized a net loss of $9,466,000.  The Company’s cumulative net loss from operations since January 1, 2009 is $18,590,000.

Two Rivers has a relatively short operating history, so investors have no way to gauge our long-term performance.

The Company is in the early stages of acquiring farm and water assets.  We have not yet produced any significant crops and have not generated any significant revenue.  Although the Company has hired experienced personnel, there can be no assurance that the Company will be successful in either our Farming Business or our Water Business.

We may in the future issue more shares which could cause a loss of control by present management and current stockholders and/or dilution to investors.

There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares for cash, services, or acquisitions at prices solely determined by our Board.  Such issuance, up to the 100 million shares authorized, would not require shareholder approval.  Additionally, upon issuance, such shares could represent a majority of the voting power and equity of the Company. The result of such an issuance could be that new stockholders would control the Company and could replace management and otherwise direct the affairs of the Company.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Officers and directors may have conflicts of interest which may not be resolved favorably to the Company.

Our officers and directors have a fiduciary duty of loyalty to disclose to the Company any business opportunities related to our businesses which come to their attention in their capacities as an officer and/or director.  Excluded from this duty, however, would be opportunities which a director learns about through his involvement as an officer or director of another company.

Certain conflicts of interest may exist between the Company and our Officers and Directors.  Our Directors have other business interests to which they devote their attention and may be expected to continue to do so  As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to the Company.

The inability to attract and retain qualified employees could significantly harm our business.

The market for skilled executive officers and employees knowledgeable in agriculture and water rights is highly competitive and historically has experienced a high rate of turnover. Competition for quality officers and employees may lead to increased hiring and retention costs.  In order to mitigate these risks, the Company has entered into employment contracts with its CEO and CFO.

The Company has agreed to indemnify our officers and directors as is provided by Colorado statutes.

Colorado statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with any activities on our behalf.  The Company will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.  This indemnification policy could result in substantial expenditures by us that we may be unable to recoup.

Our directors' liability to us and shareholders is limited.

Colorado Revised Statutes exclude personal liability of corporate directors for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, in the event of such a breach, the Company will have a much more limited right of action against a director than would be the case in many other jurisdictions.  This provision of Colorado law does not limit or expand the responsibilities of any director under federal or applicable state securities laws.

The Company depends upon outside advisors, who may not be available on reasonable terms and as needed.

To supplement the business experience of the Company’s officers and directors, we routinely employs accountants, technical experts, appraisers, attorneys, or other consultants or advisors.  Our Board, without input from stockholders, makes the selection of any such outside advisors.  Furthermore, the Company anticipates that such outside advisors will be engaged on an "as needed” basis without a continuing fiduciary or other obligation to us.   When the Company considers it necessary to hire outside advisors, it may elect to hire persons who are affiliates of the Company or of our officers or directors, if they are able to provide the required services on appropriately competitive terms.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Our success will depend, to a large degree, on the expertise and experience of the members of our management team.

Our success in identifying business opportunities and in acquiring, developing and managing assets to generate profits is, to a large degree, dependent upon the expertise and experience of the management team and our directors and their collective ability to attract and retain quality personnel as the Company develops.

Risk Factors Relating To The Farm and The Water Business

Insufficient funds to develop the Farming Business

To date, the Company has relied entirely on borrowing and capital raising to expand its Farming Business.  The Company might not have enough incremental funds to continue to expand its Farming Business so that it reaches profitability, and the expansion of the Farming Business is dependent upon raising incremental funds.  Without the expansion of the Farming Business, the Company will not be able to meet the principal and interest expenses on its existing obligations nor sustain its general and administration expenses.  No assurance can be given that sufficient incremental funds will be available on acceptable terms to fund development of our Farming Business.

The Farming Business requires significant capital expenditures.

The Farming Business is capital intensive, particularly in the land and water acquisition phase and in the redevelopment of the land and rehabilitation of water infrastructure.  On an annual basis, we could spend significant sums of money for additions to, or replacement of, land, land improvements, irrigation and farming equipment.  We must obtain funds for these capital projects from operations or new capital raises.  We cannot provide assurance that available sources of funds will be adequate or that the cost of funds will be at levels permitting us to earn a reasonable rate of return.

Two Rivers Water Company has substantial competitors who have an advantage over the Company in resources and management.

Most of our competitors in both the farming industry and in the water resource management business have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, the Company may be at a competitive disadvantage in identifying and developing or exploring suitable business opportunities and/or acquisitions.  Competitors’ resources could overwhelm our restricted efforts and adversely impact our operational performance.   The Company has attempted to mitigate this risk by concentrating its business efforts in the Huerfano/Cucharas watershed where, by virtue of our local knowledge and our control of water rights, infrastructure and farmland, we enjoy competitive advantages within our geographic niche over larger, better funded companies.

The Company has little operating history in the Farming Business, so investors have no way to gauge our long-term performance.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

The Company has little experience in the Farming Business in Colorado.  Although the Company employs experienced farmers, to date, the Company has farmed approximately 400 acres for only one year which produced approximately 170 bushels of feed corn per acre.  Therefore, its business plan should be considered highly speculative.

Dry weather or droughts may adversely affect the collection of our water and ability to grow crops.

Water to grow our crops is obtained primarily from surface runoff and stream flows.  In dry years or droughts less water may be available to supply our farming lands and less water may be available for sale/lease, which could substantially impact revenues and cause losses.

Crop insurance may not be available or not be adequate to cover losses.

Certain crops and certain land locations are either not eligible or eligible at a reduced level for crop insurance.  We intend to grow crops in areas where full insurance is available, but the consistent availability and reasonable cost of such insurance cannot be guaranteed.  Further, if an insurance claim is made, the amount of funds received might not be sufficient to cover costs and provide debt service.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Crops in the field are vulnerable to adverse weather conditions, including hail storms, high winds, tornados,  early and late snow storms, floods, drought and temperature extremes, which are quite common but difficult to predict. In addition, crops are vulnerable to disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions can reduce both crop size and quality.  These factors can directly impact us by decreasing the quality and yields of crops, increasing our costs and decreasing revenue and gross margins, which may have a material adverse effect on our business, results of operations and financial condition.

We operate in areas subject to natural disasters.

We operate in an area that is prone to floods, droughts and other natural disasters.  While we plan to maintain insurance policies to help reduce our financial exposure, a significant seismic event in Southeastern Colorado, where our operations are concentrated, or other natural disasters in Colorado could adversely impact our ability to deliver labor to the crops, deliver crops to the marketplace, and receive water and could adversely affect our costs of operations and profitability.

Our earnings may be affected, to large extents, by volatility in the market value of our crops.

We intend to grow primarily organic alfalfa.  The price of alfalfa, like other commodity crops, can vary widely, thereby directly impacting our revenue.   In order to partially mitigate price volatility, the Company has contracted for all of its hay production to a large dairy operation for the next three years at a fixed price.  However, the output contract concentrates risk, because the Company is relying on a single purchaser for all of its production.  If our single buyer should fail to take or pay for our production, the Company would have to sell its hay to other purchasers who might pay higher or lower prices than specified in our contract.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Because growing cycles are highly seasonal, our revenue, cash flows from operations and operating results are likely to fluctuate on a seasonal and quarterly basis.

The farming business is highly seasonal. The seasonal nature of Farms’ operations results in significant fluctuations in our working capital during the growing and selling cycles. As a result, operating activities during the second and third quarters use significant amounts of cash. In contrast, operating activities for the fourth quarter typically generate cash as we harvest and sell our crops. We expect to experience significant variability in net sales, operating cash flows and net income on a quarterly basis.

Our ability to cultivate, husband and harvest our crop may be compromised by availability of labor and equipment.

When the crop is ready to harvest, we are dependent on seasonal labor and contractors for harvesting.  During harvest season, there is demand for such seasonal labor from many farming operations which will compete with our demand.  The availability of seasonal farm labor is also affected by uncertain national immigration policies and politically volatile enforcement practices.  Thus, adequate labor might not be available when our crops are ready to harvest.   This could delay revenue or decrease revenue of our Farming Business.

The adequacy of our water supplies depends upon a variety of uncontrollable factors.

An adequate water supply is necessary for our Farming Business to be profitable. Our Farming Business is located where dry-farming is not profitable, so the Company must make substantial investments in water rights and irrigation facilities.  The adequacy of our water supplies varies from year to year depending upon a variety of factors, including:

•	Rainfall, runoff, flood control and availability of reservoir storage;
•	Availability of Huerfano River water;
•	The amount of useable water stored in reservoirs and groundwater basins;
•	The amount of water used by our customers and others;
•	Water quality; and
•	Legal limitations on production, diversion, storage, conveyance and use.

Population growth and consequent increases in the amount of water used in urban areas have created increased demands on both surface water and groundwater resources in many parts of Colorado, including the Southeast part of the State where the Company’s Farming Business is located.

We obtain our water supply from surface streams, the Huerfano and Cucharas Rivers, which are tributaries of the Arkansas River.  Our water supply and storage may be subject to interruption or reduction in the case of natural shortages (drought) or increased demand by senior water rights.  The exercise of our water rights is subject to court-approved limitations and the requirements of Colorado water law as administered by the courts and the Colorado Office of the State Engineer.

Water shortages may:

•	adversely affect our supply mix, for instance, causing increased reliance upon more expensive water sources; or
•	adversely affect our operating costs, for instance, by increasing our cost through the purchase or lease of required water.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

In 2011, due to an extensive drought in our farming area, we did not produce a crop.

The water business is heavily regulated and, as a result, decisions by regulatory agencies and changes in laws and regulations can significantly affect our business.

Regulatory decisions involving our water rights may impact prospective revenues and earnings, affect the timing of the recognition of revenues and expenses, overturn past decisions used in determining our water rights, revenues and expenses and could result in impairment of goodwill. Management continually evaluates the Company’s assets, liabilities and revenues and provides for allowances and/or reserves as deemed necessary.

Regulatory agencies may also change their rules and policies which may adversely affect our profitability and cash flows.

We may also be subject to fines or penalties if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our water businesses.

The Water Business requires significant capital expenditures.

The refurbishment of the Company’s water assets is capital intensive.  On an annual basis, we could spend significant sums of money for additions to, or replacement of, our facilities, reservoirs and equipment.  We must obtain funds for these capital projects from operations or capital raised.  We cannot provide assurance that any sources will be adequate or that the cost of funds will be at levels permitting us to earn a reasonable rate of return.

Dry weather or droughts may adversely affect the collection of our water.

Our water is obtained primarily from surface runoff and stream flows.  In dry years or droughts less water may be available to fill our reservoirs and be available for sale/lease, which could substantially impact revenues and cause losses.

Our water rights may not yield full flow every year.

Water rights in Colorado are subject to the Prior Appropriation Doctrine, which accords lower priority to junior water rights.  Water rights that are senior (such as the Company’s Butte Valley Ditch Right Number 1 dating from 1862) have priority over junior rights (such as the Company’s Huerfano Valley Ditch Right Number 342 dating from 1905) as to use in dry years, and junior rights might not get water or as much water as they wish, if senior rights use it all.

We are required to maintain water quality standards and are subject to regulatory and environmental risks.

We face the risk that our water supplies may be contaminated or polluted whether through our error or through actions by other agents or through acts of God.  In addition, normal farming practices, including the application of pesticides, herbicides and fertilizers, introduce pollutants to waterways through irrigation water runoff.  Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality contribute to an environment of increased risk with the possibility of increased operating costs.  We cannot assure you that in the future we will be able to reduce the amounts of contaminants in our water to acceptable levels.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Our water supplies are subject to contamination, including contamination from naturally occurring compounds, pollution from man-made sources and intentional sabotage.  We cannot assure you that we will successfully manage these risks, and failure to do so could have a material adverse effect on our future results of operations.  We might not be able to recover the costs associated with these liabilities through our sales or insurance or such recovery may not occur in a timely manner.

Our revenue is seasonal.

The demand for water varies by season.  For instance, most water consumption for agriculture usage occurs during the third quarter of each year when weather tends to be hot and dry.  During wet weather, there is reduced demand for water delivered from the Company’s reservoirs. Additionally, almost all of our farming revenue is received in the third and fourth quarters of the year as part of harvesting.

Our proposed water operations are geographically concentrated within Colorado.

Our operations are concentrated in Southeastern Colorado.  As a result, our financial results are subject to political impacts, regional weather conditions, available water supply, available labor supply, utility cost, regulatory risks, economic conditions and other factors affecting Colorado, our area of operation.  Southeastern Colorado has been hard hit by the on-going economic crisis.  Colorado is raising taxes in order to balance the state budget and jobs may be lost to other states which are perceived as having a more business friendly climate, thereby exacerbating the impact of the financial crisis in Colorado.

We may lose all of our investment, which could have a material impact on our market valuation.

The Company has made a substantial investment in the Water Business.  Our investment in the Water Business will not assure success of the Water Business.  If the Water Business fails, the Company and its shareholders will be adversely impacted.

Risk Factors Related To Our Stock

The regulation of penny stocks by SEC and FINRA may discourage the tradability of our securities

We are classified as a “penny stock” company. Our common stock currently trades on the OTCQB Market and is subject to a Securities and Exchange Commission (“SEC”) rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks.  Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

In addition, the SEC has adopted a number of rules to regulate “penny stocks.”  Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended.  Because the Company’s securities constitute “penny stocks” within the meaning of the rules, the rules would apply to our securities and us.  These rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, causing investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Rule 144 sales of our shares in the future may have a depressive effect on our stock price.

All of the outstanding shares of common stock held by our present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended.  As restricted shares, these shares may be resold only pursuant to an effective Registration Statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months may sell without restriction, except for affiliates which, under certain conditions, may sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months.  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that mayyu8 develop.

There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares without shareholder approval for cash, services, or acquisitions at prices determined solely by our Board in the exercise of their business judgment.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Our stock may be thinly traded and as a result shareholders may be unable to sell at or near ask prices or at all.

The shares of our common stock are thinly-traded on the OTC QB market, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they may be risk-averse and reluctant to follow an early stage company or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and profitable.  As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect its securities price.  We cannot give you any assurance that a broader or more active public trading market for our common securities will be developed or sustained.  Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they desire to liquidate securities of our Company.

USE OF PROCEEDS

If all Warrants are exercised, we estimate that the net proceeds from the sale of shares of our common stock underlying the Warrants will be approximately $7,740,000.

The proceeds, if any, will be used for general corporate purposes.

General & administration	$7,740,000

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

SELLING SECURITY HOLDERS

	Beneficial Ownership prior to the offering		Shares purchased in this offering (2)	Beneficial Ownership after this offering
Name of Security Holder	Number	Percent (1)		Number	Percent (3)
The Cotswold Foundation	78,572	*	1,500,000	1,578,572	4.98%
I Wistar Morris (4) (5)	1,309,117	5.45%	3,000,000	4,309,117	13.58%
Thomas Prasil	65,715	*	300,000	365,715	1.15%
Samuel W. Morris, Jr.	-	*	150,000	150,000	*
Hugo Zimmermann	-	*	75,000	75,000	*
James Cochran	215,175	*	150,000	365,175	1.15%
Maureen Miller, IRA	56,900	*	60,000	116,900	*
Carl Swarts, IRA	-	*	37,500	37,500	*
Lee James and Helen Wagner Trust	785,733	3.27%	37,500	823,233	2.59%
Larry Hopfenspirger	-	*	600,000	600,000	1.89%
Jordan Family LLC	-	*	45,000	45,000	*
Wardenburg 2009 Family Trust	-	*	75,000	75,000	*
Jason Paulley R/O IRA	-	*	75,000	75,000	*
Jason Paulley Roth IRA	-	*	15,000	15,000	*
Gilya Alchits	-	*	45,000	45,000	*
John Alessandro IRA	-	*	35,250	35,250	*
Frank Guy	-	*	22,500	22,500	*
Kirby Enterprise Fund LLC	316,082	1.32%	150,000	466,082	1.47%
Kearney Properties LLC	-	*	90,000	90,000	*
Ernest Dufresne & Deborah Dufresne	5,000	*	7,500	12,500	*
High Speed Aggregrate Inc.	-	*	75,000	75,000	*
Growth Ventures, Inc Profit Sharing Plan	33	*	75,000	75,033	*
Heather Evans	-	*	15,000	15,000	*
Thomas Forti	-	*	15,000	15,000	*
Elmer R Salovich Revocable Living Trust	-	*	45,000	45,000	*
John Black	-	*	37,500	37,500	*
Steven Troutman	-	*	18,750	18,750	*
John R Rogers SEP IRA	9,383	*	75,000	84,383	*
William C Kottke R/O IRA	-	*	37,500	37,500	*
Constantine Hagepanos R/O IRA	-	*	37,500	37,500	*
Charles & Sandra Curtis JWROS	-	*	52,500	52,500	*
Gerald Trooien	-	*	150,000	150,000	*
Sandra Diaz	-	*	94,500	94,500	*
John R. Rogers	-	*	37,500	37,500	*
Richland Fund	-	*	150,000	150,000	*
Continued on next page

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Continued from prior page

David Hansen	-	*	39,000	39,000	*
Ashley Weatherford IRA	-	*	37,500	37,500	*
Paul Hartmann IRA	-	*	37,500	37,500	*
Wedbush Securities, Inc.	-	*	200,000	200,000	*
Totals	2,841,710		7,700,000	10,541,710
Notes:
(1) Total shares outstanding as of Feb 6, 2013 are 24,028,202
(2) Assumes exercise of preferred shares and warrants into Two Rivers' common shares
(3) New denominator is 24,028,202 existing shares + 7,700,000 that can be issued = 31,728,202 shares
(4) Includes spouse and IRA holdings
(5) Became director of subsidiary, Dionisio Farms & Produce, Inc. as of December 2012

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the offering price and the adjusted net tangible book value per share of the common stock of Two Rivers immediately after this offering.  Net tangible book value per share is determined by dividing the total tangible assets of the Company less its total liabilities by the number of shares of its common stock outstanding.  The historical as adjusted net tangible book value, as of September 30, 2012 before giving effect to this offering, was $15,233,000 or $0.64 per share.

After giving effect to (1) the sale of the shares of common stock of the Company upon conversion of the Preferred Shares with a value of $1.00/share (5,000,000 shares) and the DFP Warrants at the conversion price of $ 3.00 per share (2,500,000 shares) and the Wedbush Warrants at $1.20 per share (200,000 shares) the adjusted net tangible book value as of September 30, 2012, would have been $27,973,000, or $0.88 per share. This estimate represents an immediate increase in net tangible book value of $0.24 per share of common stock to the other historical equity investors in the Company and an immediate dilution in net tangible book value of $0.12 per share to investors converting their DFP preferred shares to the Company’s common stock and $2,12 to investors exercising their DFP warrant to shares of common stock of the Company.

The following table illustrates this dilution on a per share basis:

	Shares	Price/Value	Equity	Book Value
Stock outstanding at 9/30/12	23,934,682		$15,233,000	$0.64
Conversion of DFP preferred	5,000,000	$1.00	$5,000,000
Warrant exercise - DFP	2,500,000	$3.00	$7,500,000
Wedbush warrants	200,000	$1.20	$240,000
	7,700,000		$12,740,000	$1.65
New Equity structure	31,634,682		$27,973,000	$0.88

The information discussed above is illustrative only and will adjust based on the actual as adjusted net tangible book value and the actual extend of conversion, if any.

The following table sets forth, on the same as adjusted basis as of September 30, 2012, (1) the number of shares of common stock of the Company purchased from the Company, (2) the average price per share paid by the Historical Equity Investors before this potential exercise of DFP Warrants and DFP Preferred Shares conversion and (3) the average price paid by investors participating in this offering, before deducting the estimated offering expenses.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

OUR PLAN OF DISTRIBUTION

As described above, each Class D Warrant gives the warrant holder of record the right to purchase one share of our common stock at the price of $3.00 per share for each Warrant owned.   The Series D Warrants expire if they are not exercised on or before November 1, 2017.  Each Advisor Warrant gives the warrant holder of record the right to purchase one share of our common stock at the price of $1.20 per share for each Warrant owned.  The Advisor Warrants expire if they are not exercised on or before June 1, 2017.  As part of the registration statement of which this Prospectus forms a part, the common shares underlying the Warrants are being registered.

Our officers and directors will solicit Warrant holders seeking their exercise of the Series D Warrants once, if ever, the market price of our common stock on the OTCQB market exceeds the respective exercise price.  Our officers and directors will not receive any compensation for their efforts in this regard and will rely on the exemption from registration as broker-dealers provided by Exchange Act Rule 3a4-1.

DESCRIPTION OF SECURITIES TO BE OFFERED

Class D Warrants

The Class D Warrants were issued to purchasers of a private placement of securities by the Company’s subsidiary, Dionisio Farms & Produce, Inc.  The Class D Warrants gives the warrant holder of record the right to purchase one share of our common stock at the price of $3.00 per share for each Class D Warrant owned.  The Class D Warrant may be exercised on or before November 1, 2017.   The Class D Warrants may be called by the Company for $0.05 per Warrant, after 30 days prior written notice, any time after a registration statement relating to the underlying common stock has been declared effective by the SEC, so long as (i) the Company’s common stock is listed on a national exchange, (ii) the closing price for such common stock has been at or above $4.00 per share for 20 consecutive trading days, and (iii) the average daily trading volume of such common stock has been equal to or greater than 100,000 shares for the same 20 consecutive trading days.  If this registration statement is not declared effective by the SEC by September 2, 2013, holders of the Class D Warrants will have the option to exercise their warrants through a cashless exercise.

If the Company, at any time after the date hereof: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, or (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the purchase price found in the Class D Warrant shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification, and the number of shares issuable upon exercise of the Class D Warrant, shall be proportionately adjusted such that the aggregate purchase price of this Class D Warrant shall remain unchanged.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

If the Company, at any time while the Class D Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the closing price of the Common Stock on the record date mentioned below, then, the purchase price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such closing price.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

If the Company, at any time while this Class D Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock, then in each such case the purchase price shall be adjusted by multiplying the purchase  price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the closing price of the Common Stock determined as of the record date mentioned above, and of which the numerator shall be such closing price of the Common Stock on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

Common Shares

Each holder of the Preferred Shares shall have the right to convert, at any time and from time to time, one Preferred Share held by such Shareholder, in multiples of at least ten thousand Preferred Shares, for two (2) shares of the Common Stock of the Company (the “Conversion Rate”) as is determined in accordance with the terms of the Preferred Shares (a “Conversion”).  The Conversion Rate shall be subject to customary anti-dilution adjustments.

In the event the outstanding shares of common stock of the Company shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of common stock, the Conversion Rate then in effect with respect to Preferred Shares shall, concurrently with the effectiveness of such subdivision, be proportionately decreased so that the number of shares of common stock issuable on conversion of any Preferred Shares shall be increased in proportion to such increase in outstanding shares.  In the event the outstanding shares of common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, the Conversion Rate then in effect with respect to the Preferred Shares shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased so that the number of shares of common stock issuable on conversion of any of the Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

If the common stock issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision or combination of shares provided for above), each of the Preferred Shares shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock of the Company deliverable upon conversion of such share of Preferred Shares shall have been entitled to upon such transaction.  The provisions of this section on Adjustments shall similarly apply to successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other similar transactions.

Advisor Warrants

The Advisor Warrants are being issued to Wedbush Securities, Inc. for financial services performed for the Company in 2012.  These warrants permit the holder to purchase shares of the Company at $1.20 and must be exercised on or before June 1, 2017.  The Advisor Warrants can be exercised by a cashless transaction.  The Advisor Warrants are also subject to anti-dilution provisions.  If the Company, at any time while the Advisor Warrants are outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

CORPORATE INFORMATION

The principal executive offices of two Rivers water company are located at 2000 S. Colorado Blvd. Tower 1, Suite 3100, Denver, CO 80222 and the telephone number at this address is 303-222-1000. Our website address is www.2riverswater.com.  Information on, or assessable through, our website is not part of, and will not be deemed to be incorporated into, this prospectus or the registration statement of which this prospectus forms a part. Investors should not rely on any such information in deciding whether to purchase our common stock.

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of shares, the rights and preferences of which may be established from time to time by our Board, which will be made up of:

•	100,000,000 shares of common stock, $0.001 par value, and

•	10,000,000 shares of preferred stock, $0.001 par value.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

The following is a summary of our capital stock and important provisions of our restated certificate of incorporation (“Articles of Incorporation") and amended and restated by-laws (“By-laws”), as will be in effect immediately following this offering.  Reference is made to our certificate of incorporation and by-laws, copies of which are filed as exhibits to the Registration Statement.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters voted upon by our stockholders, including the election or removal of directors, and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders , assuming a quorum, must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our Board out of funds legally available therefor. Holders of our common stock are also entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.

Holders of our common stock do not have preemptive rights to purchase shares of our common stock. Further, shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock, which we may issue in the future.

BLANK CHECK PREFERRED STOCK

Our Board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

Our certificate of incorporation permits us to issue up to 10 million shares of preferred stock from time to time. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our Board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

General

Our articles of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that could make it more difficult to acquire control of the company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

No Cumulative Voting

Special Meetings of Stockholders

Our by-laws provide that special meetings of stockholders may be called only by a majority of our Board.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limits the liability of directors to the fullest extent permitted by Colorado law. The effect of these provisions is to eliminate the rights of our stockholders, through stockholders’ derivative suits on behalf of the company, and us to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our articles of incorporation and our by-laws provide that we indemnify our directors and officers to the fullest extent permitted by Colorado law. We also expect to maintain directors and officers liability insurance.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Broadridge Financial Services.

LONG TERM STOCK PLANS AND STOCK OPTIONS

The board of directors has adopted a Management Incentive Plan that contemplates the issuance of stock-based compensation as well as cash bonuses to certain executive officers and key employees of the Company.  The incentive plan is administered by the Company's board of directors under guidance from the Company’s Compensation Committee.  It is contemplated that cash bonuses, RSUs and options will be granted following the successful closing equity or debt funding and successful acquisitions by the Company.  The amount of the grants will be based on the value of the transaction and participants are designated by the Company's board of directors upon recommendation by the Chief Executive Officer.

On May 6, 2005, the Company's board of directors adopted the Two Rivers 2005 Stock Option Plan (“2005 Plan”) pursuant to which the board may grant options to purchase a maximum of 5,000,000 shares of Two Rivers common stock to key employees, directors and consultants.  As of December 31, 2011, options to purchase an aggregate of 1,727,866 shares of common stock were issued and outstanding consisting of options to purchase 1,417,866 shares of common stock at an exercise price of $1.25 per share, options to purchase an aggregate of 270,000 shares of common stock at an exercise price of $2.00 per share and options to purchase an aggregate of 40,000 shares of common stock at an exercise price of $3.00 per share.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

During 2011, the Board authorized the issuance of 800,000 shares from the 2005 Plan as compensation for future debt and capital efforts by consultants.  In 2011, 320,000 shares were issued and properly expensed, leaving 480,000 shares to be issued.

For the issuance of options, the exercise price of options may not be less than the fair market value on the date of grant as determined by the board of directors and will expire no later than the tenth anniversary of the date of grant.  The board may establish vesting or other requirements which must be met prior to the exercise of the stock options.  In the event of a corporate transaction involving Two Rivers (including, without  limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the board may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

On August 26, 2011, the Company's board of directors adopted the Two Rivers 2011 Long-Term Stock Plan (the “2011 Plan”).  This plan was adopted by the Company’s shareholders at the November 7, 2011 shareholder meeting.  The 2011 Plan Pursuant allows the board to grant stock incentives to the Company’s executives and for the Company’s CEO to grant stock incentives to non-executive employees and vendors/consultants for a combined maximum of 10,000,000 shares of Two Rivers’ common stock.  As of December 31, 2011, an aggregate of RSUs representing 4,115,474 shares of common stock were issued and outstanding.

SERIES A SECURED CONVERTIBLE PARTICIPATING PROMISSORY NOTES

The Company issued $2,000,000 (principal amount) of the Series A Notes.  The Notes mature on March 31, 2014 and bear interest at 6% per annum, with principal paid upon maturity.  Interest will be paid on a pro-rata basis from the date of the closing of the sale of Notes through the next December 31st on each February 15th following such December 31st (i.e., interest for the 2012 calendar year will be paid on February 15, 2013).

In addition to interest, Noteholders as of each December 31st prior to the Maturity Date will receive their pro-rata percentage (based upon the entire $2,000,000 Offering) of the lease payments made by Farms to the Company for the right to farm the land and the use of the irrigation and farming equipment to be owned by the Company.  Such lease payments will be equal to one-third of the gross profit (as defined in the lease), if any, realized from the farming operations conducted on the land by Farms.  All such payments will be made on each March 15th following such December 31st.

The Notes will be convertible into shares of the common stock par value $.001 per share (“Common Stock”) of Two Rivers, at the option of the Noteholder, at a conversion price of $2.50 per share.  If the Common Stock trades at a price per share of at least twice the conversion price for twenty consecutive trading days and the average trading volume for such twenty-day period is at least 250,000 shares per day, the Notes will automatically be converted into shares of Common Stock without any action by the Noteholder.

The Notes are secured obligations of the Company and will, upon initial issuance, be secured by a first priority secured interest in all assets of the Company, including the 500 acres of land in Pueblo County Colorado to be purchased by the Company from Two Rivers, 1,268 shares of stock of the Huerfano Cucharas Irrigation Company, a Colorado mutual ditch company, and irrigation and farming equipment.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Investors holding Notes representing at least 66 2/3% of the then-outstanding aggregate principal amount of the Notes (the “Majority Investors”) have the right to waive covenants, events of default or other provisions of the Subscription Agreement or the Notes, except for the payment when due, after all grace periods, of principal and interest on the Notes; provided however, that any waiver of an Event of Default (as defined in the Notes) occurring on account of the Company’s failure to make any payment of principal or interest shall not be effective against any Investor holding Notes who has not agreed to such waiver in writing.

Failure to pay principal or interest on any Note when due, which is not cured within 60 days following such failure, will constitute an Event of Default on all of the Notes.  Upon the occurrence of an Event of Default and written notice from the Investor holding Notes, the entire principal balance and any accrued interest on such Notes will become due and payable without presentation, demand, protest or other notice of any kind.  Additionally, upon the occurrence of an Event of Default, the amounts then due and payable under the Notes will bear interest at the rate of eight percent (8%) per annum from the due date thereof until paid in full.

The Notes are prepayable by the Company upon 30 days’ advance written notice.

SERIES B SECURED CONVERTIBLE PARTICIPATING PROMISSORY NOTES

The Company issued $5,332,000 (principal amount) of the Series B Notes.  The Notes mature on June 30, 2014 and bear interest at 6% per annum, with principal and interest paid upon maturity.  Interest will be paid on a pro-rata basis from the date of the closing of the sale of Notes through the next December 31st on each February 15th following such December 31st (i.e., interest for the 2012 calendar year will be paid on February 15, 2013).

In addition to interest, as of each December 31st prior to the Maturity Date, Noteholders will receive their pro-rata percentage (based upon the total Offering sold) of the lease payments made by Farms to the Company for the right to farm the land and the use of the irrigation equipment to be owned by the Company.  The Annual Lease Payment will be equal to 10% of the Crop Net Revenues received by Farms in each calendar year.  Crop Net revenues are defined as the gross selling price of the grains harvested from the land less the direct cost of generating the revenue, which includes, but not limited to, selling broker fees and transportation of the crop. Such payments will be made on the 15th day of March following each such December 31st.

The Notes will be convertible into shares of the common stock par value $.001 per share (“Common Stock”) of Two Rivers, at the option of the Noteholder, at a conversion price of $2.50 per share.  If the Common Stock trades at a price per share of at least twice the conversion price for twenty consecutive trading days and the average trading volume for such twenty-day period is at least 250,000 shares per day and is listed or quoted on:  the Nasdaq Global Market, the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Capital Market (a “National Exchange”), the Notes will automatically be converted into shares of Common Stock without any action by the Noteholder.  The notes may not be prepaid by the Company.

The Notes are secured obligations of the Company and will, upon initial issuance, be secured by membership interest in Orland and  a first priority secured interest in all assets of the Company, including the Orlando assets acquired by the Company that include water storage and direct flow rights, and irrigation equipment.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Investors holding Notes representing at least 66 2/3% of the then-outstanding aggregate principal amount of the Notes (the “Majority Investors”) have the right to waive covenants, events of default or other provisions of the Subscription Agreement or the Notes, except for the payment when due, after all grace periods, of principal and interest on the Notes; provided however, that any waiver of an Event of Default (as defined in the Notes) occurring on account of the Company’s failure to make any payment of principal or interest shall not be effective against any Investor holding Notes who has not agreed to such waiver in writing.

Failure to pay principal or interest on any Note when due, which is not cured within 60 days following such failure, will constitute an Event of Default on all of the Notes.  Upon the occurrence of an Event of Default and written notice from the Investor, the entire principal balance and any accrued interest on such Note will become due and payable without presentation, demand, protest or other notice of any kind.  Additionally, upon the occurrence of an Event of Default, the amounts then due and payable under such Note will bear interest at the rate of eight percent (8%) per annum from the due date thereof until paid in full.

BRIDGE LOAN NOTES

During the quarter ended March 31, 2012, the Company closed a short-term bridge financing (the “Bridge Loan”) in the total amount of $3,994,000.  The Company’s CEO participated as a lender in the Bridge Loan in the amount of $994,000.  The Bridge Loan pays monthly interest at 12% per annum and is due on October 31, 2012, and subsequently extended to May 31, 2013.  The Bridge Loan holders also received one share of the Company’s stock for each $10 of Bridge Loan participation. Participants in the Bridge Loan have the option of converting the principal into the Company’s common stock at the price offered in a take-out equity financing which the Company plans to complete.   In conjunction with the closing of the Bridge Loan, the Company issued 400,000 shares of its common stock to the Bridge Loan holders.  The fair value of the shares issued was determined to be $655,000, which is recorded as a debt discount being amortized on a straight-line basis over the term of the related Bridge Loan.

WARRANTS

Series B - Warrants

Warrants were issued with the Series B Notes and were exercisable for shares of Common Stock at $2.50 per share and expired on December 31, 2012.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

Other Warrants

Additionally, as of June 30, 2012 the Company has the following warrants outstanding:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
Broker Dealer Series B Debt	Placement Agent	170,624	Aug 2011	Aug 2011	Sep 2014	$2.50
Boenning Scattergood	Financial Advisor	250,000	May 2011	May 2011	May 2016	$2.00
Investor Group	Investors	300,000	Feb 2012	Mar 2012	(1)	(1)
Wedbush Securities	Financial Advisor	200,000	June 2012	June 2012	June 2017	$1.20
(1) These warrants are priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

CONVERSION RIGHTS

As of June 30, 2012, through the Company’s various capital raising activities, we have issued the following rights to convert debt into the Company’s common stock as follows:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
HCIC Debt holders	Creditors	2,336,731	2010	2010	(1)	(1)
Holders of Series A Debt	Investors	800,000	Feb 2011	Feb 2011	Mar 2014	$2.50
Holders of Series B Debt	Investors	2,132,800	Aug 2011	Aug 2011	Jun 2014	$2.50
Holders of Bridge Loan	Investors	(2)	Feb 2012	Feb 2012	(3)	(3)
(1) Expiration is when the note is due which is between January and October 2013. Exercise price is from $1.00 to $1.25/share.
(2) The holders have the right to convert notes at a price discussed in Note 3 so the number of shares issued will be $3,994,000 divided by price per share.
(3) These conversion rights are priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock or the possibility of these sales occurring could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering a total of 31,768,202 shares of common stock will be outstanding.  Of these shares, all shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates”, as that term is defined in Rule 144 under the Securities Act.

The remaining shares of our common stock will be “restricted securities”, as that term is defined in Rule 144 under the Securities Act.  These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

RULE 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then-outstanding, which will equal approximately 317,680 shares immediately after this offering; and

•
the average weekly trading volume in our common stock during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

We are subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.2riverswater.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the Registration Statement.

INFORMATION INCORPORATED BY REFERENCE

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement.  The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement.  This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 8, 2012 and restated and amended on August 29, 2012;
•
 Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 8, 2012;  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 14, 2012; Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 3, 2012; Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on  November 8, 2011;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 19, 2012;
Two Rivers Water & Farming Company -- S-1 Filing, February 2013

•
Our Current Reports on Form 8-K filed with the SEC on January 31, 2013, January 3, 2013, January 2, 2013, December 19, 2012, November 7, 2012, November 6, 2012, October 11, 2012, September 20, 2012, July 25, 2012, July 11, 2012, July 10, 2012, June 19, 2012, June 1, 2012, April 13, 2012, April 3, 2012, February 23, 2012, and February 9, 2012.

•	All of our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement.

Any statement contained in a document that is incorporated by referred in this Prospectus will be modified or superseded for all purposed to the extent that a statement contained in this Prospectus modifies or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed to a part of the Prospectus except as so modified or superseded.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference.  Requests for such documents should be made to us at the following address or telephone number:  Two Rivers Water Company, 2000 S. Colorado Blvd., Tower One, Suite 3100, Denver, CO 80222, or by calling (303) 222-1000.  The documents can also be found on the Company’s website at http://www.2riverswater.com/investors.html

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the registration, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$1,056
Printing and General Expenses*	5,000
Accounting Fees and Expenses*	7,500
Legal and Consulting Fees*	10,000
Blue Sky Fees/Expenses*	-
Transfer Agent Fees*	5,000
Total	$28,556
*estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant has his liability limited, is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Articles of Incorporation and Bylaws filed as Exhibits 3.1 to 3.3 to this registration statement.

2.	Title 7 Chapter 109 of the Colorado Business Corporation Act

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity. Our Articles of Incorporation and Bylaws provide that our officers, Directors, control persons, employees and agents are to be indemnified to the fullest extent available under the law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

During the period ended December 31, 2012, the Company issued the following unregistered securities:
•	416,666 shares were issued under the 2011 Long-Term Stock Incentive Plan
•	726,666 shares issued to consultants
•	616,850 shares issued to holders of the Bridge Loan for extension of the Bridge Loan
•	50,000 shares issued to the Board of Directors for their service in 2011

Exemption from Registration Claimed

All of the sales by us of our unregistered securities were made in reliance upon Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”).  The entities or individuals listed above that purchased the unregistered securities were known to us and our management, through pre-existing business relationships.  They were provided access to all material information, which it requested, and all information necessary to verify such information and was afforded access to our management in connection with the purchases.  The purchaser of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to us. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

Recent Issuance of Options and RSUs

From January 1, 2012 through December 31, 2012, we issued 204,480 options from our 2005 Stock Option Plan as follows to a financial consultant.

From January 1, 2012 through December 31, 2012, we issued a 4,366,667 RSU grants to employees from our 2011 Long-Term Stock Incentive Plan.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

ITEM 16.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Description
3.1***	Articles of Incorporation of Navidec Capital, Inc. filed with the Colorado Secretary of State on December 20, 2002.
3.2**	Articles of Amendment to Articles of Incorporation filed with the Colorado Secretary of State.
3.3***	Bylaws of Navidec Capital, Inc.
4.1***	Form of stock certificate of Navidec Capital, Inc.
4.2**	Series A Convertible Participating Notes
4.3**	Series B Convertible Participation Notes
4.4**	Series B Common Stock Purchase Warrant issued by Two Rivers Water Company
10.1**	Employment Agreement dated April 15, 2010 between Two Rivers Water and John R. McKowen.; Exhibit 10.1 to form 10K for period ended December 31, 2010
10.2**	Employment Agreement dated April 15, 2010 between Two Rivers Water and Gary Barber.; Exhibit 10.2 to form 10K for period ended December 31, 2010
10.3**	Employment Agreement between Two Rivers Water and Wayne Harding; Exhibit 10.3 to form 10K for period ended December 31, 2010
10.8*	Acquisition of Dionisio Farms and Produce, LLC
10.9*	Dionisio Farms & Produce, Inc. Preferred Stock Purchase Agreement
16.12**	Letter on Change in Certifying Accountant, dated April 11, 2011; filed as Exhibit 16 to 8K reported April 7, 2011
21.1**	List of Subsidiaries of Two Rivers Water Company - Exhibit 21.1 form 10K for period ended December 31, 2010
__________________
*  Filed herewith.
** Previously filed.
*** Filed with Form 10

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

ITEM 17.  UNDERTAKINGS.

(A)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Two Rivers Water & Farming Company -- S-1 Filing, February 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on February 13, 2013.

Two Rivers Water Company

/s/Wayne Harding
Wayne Harding, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 13, 2013.  Each person whose signature to the Registration Statement appears below hereby appoints John R. McKowen as such person's attorney-in-fact with full power to act alone, with full power of substitution or re-substitution, for such person and in such person's  name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective  amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

/s/ John R. McKowen
John R. McKowen, Chief Executive Officer and Chairman of the Board of Directors

/s/ Wayne Harding
Wayne Harding, Chief Financial Officer

/s/ John Stroh, II
John Stroh, II, Director
/s/ Dennis Channer
Dennis Channer, Director
/s/ Bradley Walker
Bradley Walker, Director
/s/ Gregg Campbell
Gregg Campbell, Director

Two Rivers Water & Farming Company -- S-1 Filing, February 2013